Exhibit 99.2

N E W S R E L E A S E FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Carol Knies
Senior Director of Investor Relations
Exide Technologies
678/566-9316 phone
carol.knies@exide.com

Exide Technologies Announces Resignation of Edward (E.J.) O’Leary,  President and Chief Operating Officer

Milton, Georgia – (June 2, 2010) – Exide Technologies, (NASDAQ: XIDE, www.exide.com) a global leader in stored electrical-energy solutions, announced today that Edward (E.J.) O’Leary, President and Chief Operating Officer, submitted his resignation effective as of  June 16, 2010.

Mr. O’Leary, 54, has a career spanning more than 30 years in the automotive and industrial sectors.  He joined Exide Technologies in July, 2005 as President − Transportation Americas.  In this role, he assisted the Company in successfully building closer relationships with the Company’s customers and suppliers for transportation products and services.  He also strengthened the Exide® brand within domestic markets; implemented successful programs across the operating division that drove profitability and quality; and enhanced the levels of pride and loyalty among Exide employees.

When Mr. O’Leary was named Exide’s Chief Operating Officer, he assumed responsibility for the Company’s four operating divisions: Transportation – Americas, Transportation – Europe, Industrial Energy – Americas, and Industrial Energy – Europe. The presidents of these divisions have reported to him since that time.

 In his expanded role as President and Chief Operating Officer, Mr. O’Leary became responsible for the Company’s operations in the Asia Pacific region, Europe and North America as well as all Global Procurement, Global Research, Development and Engineering functions.  Exide’s ReStore Energy Systems division also has reported to Mr. O’Leary since its formation and launch late last year.

 “E.J.’s leadership at Exide has been an instrumental and guiding force behind this Company’s transformation,” said Gordon Ulsh, Chief Executive Officer of Exide Technologies.  “He combines a deep knowledge of our industry with a keen understanding of the nuances of our global businesses.  During his career here, he has successfully helped lead the charge to streamline operational synergies, improve efficiencies, strengthen our foothold in traditional markets, and expand into the growing sectors of alternative, green energy storage.  E.J.’s contributions are an important part of our legacy and enable Exide to be a strong competitor in today’s dynamic and challenging marketplace.”

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About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain “forward-looking” statements. The Company is including this cautionary statement for the express purpose of availing itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, and (d) statements of assumptions, such as the prevailing weather conditions in the Company’s market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company’s products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company’s ability to implement and fund business strategies based on current liquidity, (iii) the Company’s ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company’s substantial debt and debt service requirements which may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company’s net operating loss carry forwards, which is dependent upon future taxable income, (ix) the negative results of tax audits in the U.S. and Europe which could require the payment of significant cash taxes, (x) competitiveness of the battery markets in the Americas and Europe, (xi)  risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xii) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xiii) general economic conditions, (xiv) the Company’s ability to successfully pass along increased material costs to its customers, and (xv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states.

The Company cautions each reader of this press release to carefully consider those factors hereinabove set forth and those factors described in the Company’s annual report on Form 10-K filed on June 2, 2010.  Such factors and statements have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.  We undertake no obligation to update any forward-looking statements in this press release.